SUB-ITEM 77C



The sole shareholder of MFS High Yield Pooled Portfolio (the "Fund"), a series of MFS Series Trust III (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on March 22, 2013, to approve the following matters:



1.       That Messrs.  Robert  E.  Butler,  David  H. Gunning, William R. Gutow,
            Michael Hegarty, John P. Kavanaugh, J. Dale Sherratt, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, and Laurie J. Thomsen, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.


2.       The terms of the Investment Advisory Agreement, dated  March  22, 2013, by and between the Trust and Massachusetts Financial Services Company, be, and they hereby are, ratified, confirmed and approved.


3.       That  the  selection  of Deloitte & Touche LLP, independent  registered public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending January 31, 2014, be, and it hereby is, ratified, confirmed and approved.